AMENDMENT NO. 5 dated as of September 30, 2008 (this “Amendment”), to the CREDIT AGREEMENT dated as of August 2, 2004, as amended pursuant to that certain Incremental Term Loan Assumption Agreement and Amendment No. 1 dated as of April 1, 2005, that certain Incremental Term Loan Assumption Agreement and Amendment No. 2 dated as of March 24, 2006, as amended as of April 21, 2006, that certain Incremental Term Loan Assumption Agreement and Amendment No. 3 dated as of June 30, 2006, and that certain Amendment No. 4 dated as of February 6, 2007 (as so amended, the “Credit Agreement”), among ALION SCIENCE AND TECHNOLOGY CORPORATION (the “Borrower”), the Subsidiary Guarantors listed on the signature pages hereto (solely with respect to Sections 4, 6, 7, 8, 10, 11 and 12 hereof), the lenders from time to time party to the Credit Agreement (the “Lenders”) and CREDIT SUISSE (formerly known as Credit Suisse First Boston), as administrative agent (in such capacity, the “Administrative Agent”) and as collateral agent for the Lenders.

A. Pursuant to the Credit Agreement, the Lenders have extended, and have agreed to extend, credit to the Borrower.

B. The Borrower has requested certain amendments to the Credit Agreement as set forth herein, and the Lenders have agreed to such request on and subject to the terms and conditions of this Amendment.

Accordingly, in consideration of the mutual agreements herein contained and other good and valuable consideration, the sufficiency and receipt of which are hereby acknowledged, the parties hereto agree as follows:

SECTION 1. Defined Terms; Interpretation; Etc. Capitalized terms used and not defined herein shall have the meanings assigned to such terms in the Credit Agreement. The rules of construction set forth in Section 1.02 of the Credit Agreement shall apply equally to this Amendment. This Amendment shall be a “Loan Document” for all purposes of the Credit Agreement and the other Loan Documents.

SECTION 2. Amendments to Credit Agreement. Effective as of September 30, 2008:

(a) Section 1.01 of the Credit Agreement is hereby amended by inserting the following defined term in the appropriate alphabetical order therein:

“Original Maximum Senior Secured Leverage Ratio” shall mean, on any date of determination, the maximum Senior Secured Leverage Ratio permitted at such date under Section 6.13 without giving effect to the changes made to such Section by Amendment No. 5 dated as of September 30, 2008, to this Agreement.

(b) The definition of the term “Adjusted LIBO Rate” set forth in Section 1.01 of the Credit Agreement is hereby amended and restated in its entirety to read as follows:

“Adjusted LIBO Rate” shall mean, with respect to any Eurodollar Borrowing for any Interest Period, an interest rate per annum equal to the greater of (a) 3.50% per annum and (b) the product of (i) the LIBO Rate in effect for such Interest Period and (ii) Statutory Reserves.

(c) The definition of the term “Alternate Base Rate” set forth in Section 1.01 of the Credit Agreement is hereby amended and restated in its entirety to read as follows:

“Alternate Base Rate” shall mean, for any day, a rate per annum equal to the greatest of (a) the Prime Rate in effect on such day, (b) the Federal Funds Effective Rate in effect on such day plus 1/2 of 1% and (c) 4.50% per annum. If the Administrative Agent shall have determined (which determination shall be conclusive absent manifest error) that it is unable to ascertain the Federal Funds Effective Rate for any reason, including the inability or failure of the Administrative Agent to obtain sufficient quotations in accordance with the terms of the definition thereof, the Alternate Base Rate shall be determined without regard to clause (b) of the preceding sentence until the circumstances giving rise to such inability no longer exist. Any change in the Alternate Base Rate due to a change in the Prime Rate or the Federal Funds Effective Rate shall be effective on the effective date of such change in the Prime Rate or the Federal Funds Effective Rate, as the case may be.

(d) The definition of the term “Applicable Percentage” set forth in Section 1.01 of the Credit Agreement is hereby amended and restated in its entirety to read as follows:

“Applicable Percentage” shall mean, except as otherwise provided in the applicable Incremental Term Loan Assumption Agreement with respect to any Other Term Loan, for any day, (a) with respect to any Eurodollar Loan, 6.00%, and (b) with respect to any ABR Loan (including any Swingline Loan), 5.00%. Notwithstanding the foregoing, if the Revolving Credit Maturity Date shall be extended, or if the Revolving Credit Commitments shall otherwise be refinanced or replaced, and in connection with such extension, refinancing or replacement or at any time thereafter the “Applicable Percentage” or similar component of the interest rate applicable to loans to be made under such extended, refinanced or replaced revolving credit commitments would exceed the Applicable Percentage then in effect for Term Loans hereunder by more than 50 basis points (the portion of such excess above 50 basis points being referred to herein as the “Rate Differential”), then the Applicable Percentage for Term Loans hereunder shall be automatically increased, effective as of the date of any such increase in respect of the revolving credit commitments, by an amount equal to the Rate Differential.

(e) Section 1.03 (Pro Forma Calculations) of the Credit Agreement is hereby amended by inserting the words “the Senior Secured Leverage Ratio,” immediately following the words “as permitted pursuant to the terms hereof,” contained therein.

(f) Section 2.13(d) of the Credit Agreement is hereby amended by deleting the words “50% (or, if the Leverage Ratio at the end of such fiscal year shall have been less than 2.0 to 1.0, 25%)” therefrom and substituting therefor “100%”.

(g) Section 2.13(e) of the Credit Agreement is hereby amended by inserting immediately after the words “Section 6.01” contained therein the words “(other than Section 6.01(s))”.

(h) Section 5.04 (Financial Statements, Reports, etc.) of the Credit Agreement is hereby amended by (i) deleting the word “and” at the end of the paragraph (i) thereof, (ii) redesignating paragraph (j) thereof as paragraph (k) and (iii) adding the following as a new paragraph (j) thereof:

(j) within 30 days after the end of each of the first two months of each fiscal quarter, its internally prepared summary financial statements, in a form reasonably satisfactory to the Administrative Agent, showing the consolidated financial position of the Borrower and the Subsidiaries as of the close of such month and the results of operations and the operations of the Subsidiaries for such month and the elapsed portion of the fiscal year, and comparative figures for the same periods in the immediately preceding fiscal year.

(i) Section 6.01 (Indebtedness) of the Credit Agreement is hereby amended by (i) deleting the word “and” at the end of paragraph (q) thereof, (ii) deleting the period at the end of paragraph (r) thereof and substituting “; and” therefor, and (iii) adding the following as a new paragraph (s) thereto:

(s) Indebtedness of the Borrower (which may be Guaranteed by any Loan Party) the Net Cash Proceeds of which are used to prepay Term Loans (including the payment of accrued interest thereon), in whole or in part; provided that (i) such Indebtedness (x) matures no less than 120 days after the Term Loan Maturity Date, (y) requires no scheduled payment of principal prior to its maturity and (z) contains non-economic covenants, events of default, remedies and other provisions, and is in form and substance, reasonably satisfactory to the Administrative Agent, and (ii) the initial issuance of Indebtedness under this Section 6.01(s) shall be in an aggregate principal amount of not less than $50,000,000.

(j) The last paragraph of Section 6.01 (Indebtedness) of the Credit Agreement is hereby amended by inserting immediately after the words “other than” contained therein the words “Indebtedness incurred under Section 6.01(s),”.

(k) Section 6.02 (Liens) of the Credit Agreement is hereby amended by adding the following as a new paragraph (p) thereto:

(p) Liens on any Collateral to secure Indebtedness incurred pursuant to Section 6.01(s); provided that such Liens are junior and subordinated in priority to the Liens securing the Obligations pursuant to an intercreditor agreement in form and substance satisfactory to the Administrative Agent.

(l) Section 6.04(k) (Investments) of the Credit Agreement is hereby amended by inserting the words “at any time outstanding” immediately following the words “does not exceed $15,000,000 in the aggregate” contained therein.

(m) Section 6.06(a)(iii) (Restricted Payments) of the Credit Agreement is hereby amended and restated in its entirety to read as follows:

(iii) so long as no Default or Event of Default shall have occurred and be continuing or would result therefrom, the Borrower may repurchase its Equity Interests owned by directors, officers and employees of the Borrower or the Subsidiaries or make payments to directors, officers and employees of the Borrower or the Subsidiaries (x) in connection with Warrants, stock options, stock appreciation rights, “phantom” stock plans or similar equity incentives or equity based incentives pursuant to management or other incentive plans or (y) in connection with the death or disability of such directors, officers and employees, in the case of both (x) and (y) in an aggregate amount not to exceed $20,000,000; provided that, except for payments of up to $1,800,000 in the aggregate in respect of phantom stock rights vested as of September 30, 2008, no payments may be made pursuant to clause (x) above to Bahman Atefi or Stacy Mendler unless, at the time thereof and after giving effect thereto and to any financing therefor, the Borrower would be in pro forma compliance with the Original Maximum Senior Secured Leverage Ratio, and

(n) Section 6.06(a)(iv)(E) (Restricted Payments) of the Credit Agreement is hereby amended by inserting immediately after the words “Sections 6.12 and 6.13” set forth therein the words “and the Original Maximum Senior Secured Leverage Ratio”.

(o) Section 6.06(b)(ii) (Restrictive Agreements) of the Credit Agreement is hereby amended by deleting the words “Indebtedness of any Loan Party” contained therein and substituting therefor the words “Obligations of any Loan Party”.

(p) The last sentence of Section 6.09(c)(i) (Other Indebtedness and Agreements) of the Credit Agreement is hereby amended and restated in its entirety to read as follows:

Notwithstanding the foregoing, so long as at the time thereof and after giving effect thereto and to any financing therefor, (w) no Default or Event of Default shall have occurred and be continuing, (x) the Borrower would be in pro forma compliance with Sections 6.12 and 6.13, (y) there would be at least $10,000,000 of unused and available Revolving Credit Commitments and (z) other than with respect to the $3,000,000 principal payment scheduled to be made on November 3, 2008, the Borrower would be in pro forma compliance with the Original Maximum Senior Secured Leverage Ratio, the Borrower may prepay, redeem, retire or otherwise acquire for consideration the Seller Subordinated Notes in whole or in part.

(q) Section 6.12 (Interest Coverage Ratio) of the Credit Agreement is hereby amended and restated in its entirety to read as follows:

SECTION 6.12 Interest Coverage Ratio. Permit the Interest Coverage Ratio for any period of four consecutive fiscal quarters, in each case taken as one accounting period, ending during any period set forth below to be less than the ratio set forth opposite such period below:

Period	Ratio
July 1, 2008 through September 30, 2008 October 1, 2008 through December 31, 2008 January 1, 2009 through June 30, 2009 July 1, 2009 through September 30, 2009 Thereafter	1.20 to 1.00 1.10 to 1.00 1.05 to 1.00 1.00 to 1.00 1.35 to 1.00

(r) Section 6.13 (Maximum Senior Secured Leverage Ratio) of the Credit Agreement is hereby amended and restated in its entirety to read as follows:

SECTION 6.13 Maximum Senior Secured Leverage Ratio. Permit the Senior Secured Leverage Ratio at the end of any fiscal quarter during a period set forth below to be greater than the ratio set forth opposite such period below:

Period	Ratio
July 1, 2008 through December 31, 2008 January 1, 2009 through September 30, 2009 Thereafter	4.10 to 1.00 4.25 to 1.00 3.00 to 1.00

(s) Section 6.15 (Earn-Out Obligations) of the Credit Agreement is hereby amended by deleting the words “Section 6.14” contained therein and substituting therefor the words “Section 6.13”, and by inserting the words “Senior Secured” immediately before the words “Leverage Ratio” in both places in which those words appear therein.

SECTION 3. Representations and Warranties. To induce the other parties hereto to enter into this Amendment, the Borrower represents and warrants to the Administrative Agent and each of the Lenders that, as of the Amendment No. 5 Effective Date and after giving effect to this Amendment:

(a) This Amendment has been duly authorized, executed and delivered by each Loan Party party hereto, and constitutes a legal, valid and binding obligation of such Loan Party in accordance with its terms. The Credit Agreement (as amended hereby) constitutes a legal, valid and binding obligation of the Borrower in accordance with its terms.

(b) The representations and warranties set forth in Article III of the Credit Agreement are true and correct in all material respects on and as of the Amendment No. 5 Effective Date with the same effect as though made on and as of the Amendment No. 5 Effective Date, except to the extent such representations and warranties expressly relate to an earlier date (in which case such representations and warranties were true and correct in all material respects as of such earlier date).

(c) No Default or Event of Default has occurred and is continuing.

SECTION 4. Waiver. To the extent any court of applicable jurisdiction shall determine that this Amendment is not entered into with effect as of September 30, 2008, then and only to the extent Borrower may not have complied, the Required Lenders hereby waive compliance by the Borrower with the provisions of Section 6.12 (Interest Coverage Ratio) with respect to the period of the four consecutive fiscal quarters ending September 30, 2008 and Section 6.13 (Maximum Senior Secured Leverage Ratio) with respect to the fiscal quarter ending September 30, 2008.

SECTION 5. Amendment Fee. The Borrower agrees to pay on the Amendment No. 5 Effective Date to the Administrative Agent, for the account of each Lender that executes and delivers a copy of this Amendment to the Administrative Agent (or its counsel) at or prior to 5:00 p.m. (New York City time) on October 2, 2008 (the “Signing Date”), an amendment fee (the “Amendment Fee”) in an amount equal to 0.75% of the aggregate principal amount of the Term Loans and Revolving Credit Commitment of such Lender outstanding on the Signing Date. The Amendment Fee shall be payable on and subject to the occurrence of the Amendment No. 5 Effective Date. The Amendment Fee shall be payable in immediately available funds and shall not be refundable.

SECTION 6. Effectiveness. This Amendment shall become effective as of September 30, 2008, on the date (the “Amendment No. 5 Effective Date”) that the Administrative Agent shall have received (a) counterparts of this Amendment that, when taken together, bear the signatures of (i) the Borrower, (ii) each Subsidiary Guarantor and (iii) the Required Lenders and (b) the Amendment Fee.

SECTION 7. Effect of Amendment. Except as expressly set forth herein, this Amendment shall not by implication or otherwise limit, impair, constitute a waiver of, or otherwise affect the rights and remedies of the Lenders, the Administrative Agent, the Collateral Agent or the Borrower under the Credit Agreement or any other Loan Document, and shall not alter, modify, amend or in any way affect any of the terms, conditions, obligations, covenants or agreements contained in the Credit Agreement or any other Loan Document, all of which are ratified and affirmed in all respects and shall continue in full force and effect. Nothing herein shall be deemed to entitle any Loan Party to a consent to, or a waiver, amendment, modification or other change of, any of the terms, conditions, obligations, covenants or agreements contained in the Credit Agreement or any other Loan Document in similar or different circumstances. This Amendment shall apply and be effective only with respect to the provisions of the Credit Agreement specifically referred to herein. After the date hereof, any reference to the Credit Agreement shall mean the Credit Agreement, as modified hereby.

SECTION 8. Consent and Reaffirmation. Each Subsidiary Guarantor hereby consents to this Amendment and the transactions contemplated hereby, and each Loan Party hereby (a) agrees that, notwithstanding the effectiveness of this Amendment, the Guarantee and Collateral Agreement and each of the other Security Documents continue to be in full force and effect, (b) confirms its guarantee of the Obligations (with respect to each Subsidiary Guarantor) and its grant of a security interest in its assets as Collateral therefor, all as provided in the Loan Documents as originally executed and (c) acknowledges that such guarantee and/or grant continue in full force and effect in respect of, and to secure, the Obligations under the Credit Agreement (as amended hereby) and the other Loan Documents.

SECTION 9. Expenses. The Borrower agrees to reimburse the Administrative Agent for all reasonable out-of-pocket expenses incurred in connection with this Amendment in accordance with the Credit Agreement, including the reasonable fees, charges and disbursements of counsel for the Administrative Agent.

SECTION 10. Counterparts. This Amendment may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed and delivered shall be deemed an original, but all such counterparts together shall constitute but one and the same contract. Delivery of an executed counterpart of a signature page of this Amendment by facsimile or electronic transmission shall be as effective as delivery of a manually executed counterpart hereof.

SECTION 11. Applicable Law. THIS AMENDMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.

SECTION 12. Headings. The headings of this Amendment are for purposes of reference only and shall not limit or otherwise affect the meaning hereof.

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IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed by their respective authorized officers as of the day and year first above written.

ALION SCIENCE AND TECHNOLOGY CORPORATION,
By /s/ Michael J. Alber
Name: Title:	Michael J. Alber Senior VP and Acting CFO

HUMAN FACTORS APPLICATIONS, INC.,
By	/s/ Michael J. Alber
Name: Michael J. Alber
Title: Treasurer

ALION-METI CORPORATION
By	/s/ Michael J. Alber
Name: Michael J. Alber
Title: Treasurer

ALION-CATI CORPORATION
By	/s/ Michael J. Alber
Name: Michael J. Alber
Title: Treasurer

ALION-JJMA CORPORATION
By	/s/ Michael J. Alber
Name: Michael J. Alber
Title: Treasurer

ALION-BMH CORPORATION
By	/s/ Michael J. Alber
Name: Michael J. Alber
Title: Treasurer

WASHINGTON CONSULTING, INC.
By	/s/ Michael J. Alber
Name: Michael J. Alber
Title: Treasurer

ALION-MA&D CORPORATION
By	/s/ Michael J. Alber
Name: Michael J. Alber
Title: Treasurer

WASHINGTON CONSULTING GOVERNMENT SERVICES, INC.
By	/s/ Joshua J. Izenberg
Name: Joshua J. Izenberg
Title: Secretary

CREDIT SUISSE, CAYMAN ISLANDS BRANCH,
individually as a Lender and as Administrative Agent,

By /s/ Robert Hetu
Name: Robert Hetu
Title: Managing Director

By /s/ Christopher Day
Name: Christopher Day
Title: Associate